Exhibit 14.1

AFYA LIMITED CODE OF ETHICS AND CONDUCT

1.       Introduction

This Code of Ethics (the “Code”) has been approved by our CEO and adopted by our Board of Directors and summarizes the standards that must guide our actions. Although they cover a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise or every situation in which ethical decisions must be made, but rather set forth key guiding principles that represent the policies of Afya Limited, its subsidiaries and affiliates (collectively, the “Company”) and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities, including, but not limited to, relationships with employees, customers, suppliers, competitors, the government, the public and our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.

This Code also applies to all third parties with business relationships with Afya Limited, including suppliers, consultants and other service providers.

2.       Mission, Vision and Values

2.1       Our Mission

To become the reference in medical and healthcare education, empowering our students to transform their ambitions into rewarding lifelong learning experiences.

2.2       Our Vision

A world with better education, health and well-being.

2.3       Our Values

•	Focus on students.

•	People are everything.

•	Quality.

•	Be entrepreneurial.

•	Be passionate.

•	Innovate.

3.	Work Environment

We strive for a welcoming, egalitarian and meritocratic environment. Our employees are our most important assets, and so that they can perform to the best of their ability, we are committed to providing them with a free, safe and inclusive working environment. Every one of you is a part of the team, and you are all welcome members.

3.1       Diversity

We want all our employees to feel welcome in our organization. We foster an environment which embraces diversity and guarantees that promotion and hiring decisions will never be influenced by gender, color, religion, sexual orientation, sexual identity, political leanings, age, nationality or disability. Diversity is the foundation of our identity and we truly believe that the best place to work is one where everyone has a voice.

Afya Limited does not tolerate any practice that restricts, humiliates or in any way violates the dignity of its employees or third parties.

3.2       Moral and Sexual Harassment

We encourage a working environment where friendliness is the rule and everyone is treated with respect. Cursing is not acceptable.

Moral harassment takes place when an employee is subjected to constant humiliation, even if veiled or perceptible only to them, which diminishes their self-esteem. You cannot engage in behavior that in any way undermines the dignity or reputation of an employee, to make unkind jokes about an employee or to criticize an employee’s work unjustifiably.

Sexual harassment takes place when a person in a position of seniority uses his/her position to obtain sexual favors. This may occur openly or secretly, by means of malicious jokes and comments. We remind you that sexual harassment is a crime, subject to penalties under applicable law.

If you find yourself the subject of moral or sexual harassment, or suspect that one of your colleagues is engaging in such behavior, please refer the incident to the Compliance Department or report it through our Ethics Channel.

3.3       Health and Safety

Safety in the workplace is our legal obligation. However, both the health of our employees and the maintenance of a safe environment depends on everyone’s cooperation. Internal health and safety rules and regulations must be adhered to. Equipment must always be used with proper supervision, so always check that your colleagues, suppliers and other parties are acting in accordance with occupational health and safety regulations. This is everyone’s responsibility.

3.4       Privacy

Afya Limited respects the privacy of its employees and guarantees that employee records and information are kept confidential and can only be accessed by employees who need to see them and for other specified purposes.

The personal information of our employees cannot be supplied to third parties for any reason whatsoever. If you receive a request for personal information in the form of a court order or pursuant to an administrative proceeding, you must contact the Legal Department before sharing the information.

Please also note that all data generated by our employees is owned exclusively by Afya Limited.

3.5       Use of Alcohol, Illegal Substances or Medication that Affects Capacity to Work

People are our major strength. Therefore, we must always be in the best possible position to provide quality services. Accordingly, the use of any substances that may impair your ability to work is prohibited.

Being under the influence of alcohol or drugs is forbidden on our premises or anywhere else while acting as representative, in any capacity, of Afya Limited.

We encourage employees who suffer from addictions to alcohol, illegal substances or medication to notify the Compliance Department.

If you use medication that could impair your ability to work, please notify your manager or the Compliance Department and they will help you find the best solution to address the issue. Failing to inform the Compliance Department puts all of us at risk. Transparency is the best answer.

4.       Suppliers

All relationships with suppliers and other partners of Afya Limited must be objective and in our best business interests. Employees cannot act in any way so as to obtain an advantage for themselves or for others in dealings with suppliers. You must immediately report any potential conflict of interest to your manager or to the Compliance Department.

Employees must base their decisions on engaging a supplier on a combination of quality, price, terms being offered, business needs and reputation, and must comply with our existing procedures applicable to such suppliers. Accepting an advantage of any nature is strictly prohibited, except in the circumstances listed in section 9 of this Code.

Afya Limited employees must engage suppliers who respect our principles and values.

If you become aware that a supplier has been engaged with whom you, your spouse or a relative has any type of relationship or family tie, you must immediately notify the Compliance Department. The Compliance Department will judge what needs to be done if it finds that a conflict of interest exists.

It is important to note that all the provisions of this Code are applicable to suppliers, and that their contracts can be terminated if they fail to comply.

The Company periodically monitors its relationships with suppliers and other partners, including any payments made to them. The Company also periodically reviews their legal and regulatory status.

5.       Students

We are training our students to transform Brazil.

Their well-being, satisfaction and professional success are the real foundations on which our institution rests.

We are committed to treating our students cordially and meeting their needs promptly, providing them with accurate information and helping them whenever possible, so as to guarantee the integrity of the learning process.

Our students expect us to act ethically and with no conflicts of interest that could harm them, and once they graduate, they want to be sure that they have been given the tools they need to face a challenging and competitive work environment.

6.        General Public

Everyone we deal with, inside and outside Afya Limited, will be treated cordially, respectfully and ethically. We believe that the way in which we interact with the variety of people we deal with reinforces our values and reputation.

7.       Society

We foster partnerships with the communities in which we are present.

We encourage respect for local customs and the development of the community by hiring locally.

Through our business, we seek to develop the communities where we operate, by offering services related to healthcare and the environment.

7.1       Child Labor and Labor Akin to Slave Labor

We are proud to have created a working environment which is just and dignified. Accordingly, we repudiate the use of child labor or any form of labor that is akin to slave labor.

This commitment must also be observed by our suppliers, and we prefer to do business with those who subscribe to programs aimed at eradicating these practices. We will not work with any company which is, or has been found to, engage in child labor or any form of labor akin to slave labor.

We comply with the laws that established the Young Apprentice Program, which permits young people aged 16 to 18 to be employed, in order to contribute to the training of the workers of the future.

7.2       Corruption and Bribery

We will not tolerate corruption, whether involving national or foreign public entities, or involving suppliers, clients or other partners.

Corruption or bribery is defined as the acceptance, offer or promise of an advantage, of any nature, in exchange for an opportunity which would not otherwise exist.

Our employees must consider the practice described above to be a potential act of corruption when directed at public entities or at suppliers, clients or other partners.

Any employee involved in corruption will be subject to the sanctions described herein and also to criminal and civil penalties.

For the avoidance of doubt, “public administration” means all municipal, state and federal bodies and agents, public companies, government agencies and foreign public entities.

Employees cannot agree to requests for payment to speed up bureaucratic procedures. If you are asked to do so, you must refuse and report the matter through our Ethics Channel, for the appropriate steps to be taken.

In addition to the provisions of this Code, we comply with the Brazilian Clean Company Law, Law No. 12.846/13, as well as international guidelines.

You must adhere to the specific rules and guidelines of Afya Limited relating to dealings with public agents, donations and sponsorships. Any interactions with public agents cannot be conducted without the prior express approval of the Company in accordance with its specific rules and guidelines.

7.3       Anti-Money Laundering

We are committed to preserving our reputation in the financial community by assisting in efforts to combat money laundering and terrorist financing. Money laundering is the practice of disguising the ownership or source of illegally obtained funds through a series of transactions to “clean” the funds so they appear to be proceeds from legal activities.

We have adopted measures to reduce the extent to which our facilities, products and services can be used for a purpose connected with market abuse or financial crimes. Additionally, where necessary, we screen customers, potential customers and suppliers to ensure that our products and services cannot be used to facilitate money laundering or terrorist activity. If you have any questions about our internal anti-money laundering processes and procedures, consult the Compliance Department.

7.4       Political Contributions

Donations by Afya Limited to political parties are prohibited. However, we respect our employees’ political affiliations and individual contributions to political parties. However, for regulatory purposes, you must inform the Compliance Department if you make financial contributions to any political party.

7.5       Donations

As a general rule, a donation by Afya Limited must have a legitimate objective and proven social benefit. The entity receiving a donation must submit documents to show that its status is in order, and these must be kept on file together with evidence of the social action undertaken.

All donations by Afya Limited to charitable causes must be expressly authorized in advance by our CEO.

No donation or charitable act by third parties may be in the name of or for the benefit of Afya Limited. Donations by Afya Limited must be properly and accurately recorded for auditing purposes.

7.6       Political and Community Activities

We support the right of our employees to hold their own convictions and exercise their right of free association with groups which interest them. However, the resources of Afya Limited, including any Company materials or trademarks, may not under any circumstances be used for such activities.

The Company does not allow political demonstrations by its staff on its premises. If you wish to stand for political office of any nature, you must inform the Compliance Department in advance and they will assess the situation and monitor your progress in this matter.

These guidelines, however, do not prevent the Company from arranging political debates and discussions for informative and academic purposes, including for student training purposes

7.7       Mergers, Acquisitions and Corporate Restructurings

Corporate transactions that the Company may engage in, including mergers, acquisitions or corporate restructurings, will be subject to prior due diligence to detect, among other incidents, whether they have engaged in any irregularities or criminal activity, in addition to whether those companies have any vulnerabilities or weaknesses that make them susceptible to irregularities or criminal activity..

8.       Competition

We believe that competition fosters the creation of an environment of constant improvements and builds more opportunities. Thus, our competitors must be treated with the same principles established herein.

When we are evaluating our competitors, we must always ensure that the information is obtained legally, abiding by the practices of antitrust laws and the highest ethical standards.

9.       Gifts and Entertainment

Receiving and offering gifts, entertainment or hospitality in certain circumstances is a current market practice, and the Company does not prohibit it.

However, certain conditions must be complied with in order to ensure transparency in such cases. These are:

(a)	the item must not be worth more than five thousand reais (R$5000);

(b)	it must be given or received in the context of promoting/furthering the educational activities of the Company;

(b)	it must not be received more than once in the same year (January to December) from the same supplier; and

(c)	it must not be given or received as a condition for undertaking certain business.

In any event, as a general rule, no gift, entertainment or hospitality may be accepted or provided to influence any decisions, nor should it give the impression that it is for that purpose.

Gifts not meeting the conditions described above must be forwarded to the Compliance Department or other relevant department.

Offering gifts to, and receiving gifts from, government entities deserves special attention and depends on the joint evaluation and approval from the CEO and the Legal Department.

Employees cannot receive money, in any form, while acting as representatives of our Company in any capacity.

If you have any questions or you would like to report an incident, please contact the Compliance Department or report any incident through the Ethics Channel.

10.	Confidentiality of Information

Confidential information is all information concerning the Company or its respective shareholders that has been obtained and/or brought to the employee’s knowledge arising from the exercise of their function, including but not limited to, (a) any and all techniques used in carrying out the Company’s business; and (b) reports, inventions, projects, new products and activities, methods and processes, technologies and market secrets, business and management practices, corporate plans, our finances, new business opportunities, accounting methods, managerial methods, pricing structure, salaries and costs, advertising and marketing techniques and personal or personnel information not accessible to the public, especially to knowledge of the Company’s competitors.

Confidential information does not include information in the public domain or which has been obtained by employees of the Company in the exercise of their professional duties.

The Company handles the confidential information of our employees, students, suppliers, partners and shareholders with the utmost care. Furthermore, on account of the activities they perform, certain employees may have access to the Company’s financial information. Our financial information database is highly valuable and requires safeguards that ensure it is protected against unscrupulous third parties.

All information we obtain is automatically treated as confidential. Confidential information can only be disclosed following the express and formal approval of the Legal Department. Should any employee receive a specific request resulting from a court ruling or arising from an administrative proceeding, they must contact the Legal Department.Internal disclosures of information must be shared only on a need to know basis. This practice helps control the flow of information while ensuring the confidentiality of the information.

Employees may not use knowledge obtained through confidential information for personal purposes or for purposes that are contrary to the interests of the Company.

The confidentiality obligation remains in force and effect for an indefinite period of time, even after the employee has left the Company.

11.	Assets of the COMPANY AND Shareholders

The Company trusts our employees to make the best decisions for the well-being of the Company and of our students, creating value for our shareholders.

The good faith expected from our employees also includes supplying information about the Company’s operations in a precise, ethical and transparent manner.

11.1       Proper Use of Assets and Resources: E-mail, Internet and Others

The Company’s employees should use its resources properly and with maximum efficiency.

All resources provided are for professional use only. During office hours, employees can use these resources for personal purposes, provided they do not infringe any internal rules and their productivity is not adversely affected.

Accessing sites containing pornography or which promote gambling, pedophilia, racism, discrimination, party political propaganda or terrorism and that publish defamatory or offensive material is strictly forbidden.

All information shared on work devices provided by the Company, whether telephones, computers, tablets or e-mail, is subject to verification and control, even where personal access passwords have been provided. Information exchanged using work devices may be verified at any time by the Company and at its sole discretion, whenever it deems such verification necessary. You are therefore hereby notified that you should have no expectation of privacy with respect to information shared on work devices.

This applies to personal mobile devices that contain applications, devices and tools exclusive to the Company (e-mail, servers, systems, internet, etc.).

11.2       Passwords

Employees will receive access passwords to various work devices and tools, including among others, e-mail, the intranet, payment control systems, employee and student information, in each case in accordance with their job description.

All passwords are personal and non-transferrable. Access passwords are granted in confidence, and under no circumstances may they be transferred or assigned for others to use, whether employees, suppliers or students.

The consequences of transferring or assigning personal passwords to others are severe and subject to the penalties set out in the Brazilian Criminal Code and Labor Laws.

If any employee is having difficulty in accessing any system, or requires assistance in any emergency situation, the employee should contact their immediate supervisor.

11.3       Social Media

The Company uses social media instruments to expand and enhance the quality of its communications, creating greater transparency and speed of response. It is important to stress, however, that only properly authorized professionals can issue opinions or respond to comments posted on social media on behalf of the Company and any of its affiliates.

Unless they are authorized to do so, employees are not authorized to speak on behalf of, or respond to comments directed at, the Company or any of its affiliates or professionals. The Company has its own channels for dealing with such situations. In addition, we discourage you from discussing the Company as part of your personal use of social media. While business should only be conducted through approved channels, we understand that social media is used as a source of information and as a form of communicating with friends, family and workplace contacts.

When you are using social media and identify yourself as a Company employee, officer or director or mention the Company incidentally, for instance on a Facebook page or professional networking site, please remember the following:

•	Never disclose confidential information about the Company or its business, customers or suppliers.

•	Make clear that any views expressed are your own and not those of the Company.

•	Remember that our policy on Equal Opportunity, Non-Discrimination and Fair Employment applies to social media sites.

•	Be respectful of your colleagues and all persons associated with the Company, including customers and suppliers.

•	Promptly report to the Compliance Department any social media content which inaccurately or inappropriately discusses the Company.

•	Never respond to any information, including information that may be inaccurate about the Company.

•	Never post documents, parts of documents, images or video or audio recordings that have been made with Company property or of Company products, services or people or at Company functions or events.

In addition, the language you use on social media matters. All employees, when representing the Company or publishing media using any element that might link to the name and/or image of the Company, shall behave in a manner compatible with the representation of the Company and abide by the rules contained in this Code.

Employees form part of the sector of educational professionals, and exemplary behavior is expected of them.

11.4       Accuracy of Records

The Company understands that the major part of the strategic decision-making process involves monitoring and accuracy of the information it possesses.

In light of this, employees must commit to keeping all information records, accounting or otherwise, properly updated and available in case these are required to be accessed.

We maintain the highest standards in all matters relating to accounting, financial controls, internal reporting and taxation. All financial books, records and accounts must accurately reflect transactions and events and conform both to required accounting principles and to the Company’s system of internal controls. Records shall not be distorted in any way to hide, disguise or alter the Company’s true financial position. It is the duty of all employees to register only true information, abiding by internal procedures and the general rules of technical behavior and good faith.

11.5       Intellectual Property and Confidential Information

We emphasize that all material, information, conclusions, ideas and any other material produced by employees for the Company, or using material or information obtained while performing their functions, is the exclusive property of the Company.

12.       Conflict of Interest

Our employees, officers and directors have an obligation to conduct themselves in an honest and ethical manner and to act in the best interests of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interests of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interests of the Company as a whole, including those of its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

•	Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

•	Holding any public office, of any nature, whether by examination, commission or appointment.

•	Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.

•	Competing with the Company for the purchase or sale of property, products, services or other interests.

•	Having an interest in a transaction involving the Company or a competitor, customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

•	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

•	Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the Compliance Department.

In the event that an actual or apparent conflict of interest arises between the personal and professional relationship or activities of an employee, officer or director, the employee, officer or director involved is required to handle such conflict of interest in an ethical manner in accordance with the provisions of this Code.

What is a conflict of interest?

A conflict of interest is a set of circumstances that could compromise an employee’s professional judgment. In a conflict of interest situation, employees act for their own benefit, rather than in the Company’s best interests.

How does one identify whether a given situation creates a conflict of interest?

(1)	Evaluate whether you have any interest, financial or otherwise, involved. For example, if you hire a supplier who promises a relative a job. Or if you favor some student because you are related to them.

(2)	Note any kinship or friendship with the people involved.

(3)	Identify situations in which conflicts of interest may arise. For example, if you are a teacher, receiving a gift from a student close to examination time can influence your grading of a student. Even if such a gift does not influence you, situations of apparent conflict of interest must be avoided.

Always avoid situations with an apparent conflict of interest and immediately report all those affected by that conflict to your immediate supervisor or the Compliance Department.

Some examples of conflicts of interest that must be avoided and reported, if they arise, are:

(a)	having relatives to the third degree (as described below) or any other type of personal bond with officers or those in administrative or managerial positions at suppliers or competitors;

(b)	having an activity outside your work that adversely affects or uses the resources of the Company (including information); and

(c)	having links to a public employee of a government Company with a participation in any of the Group’s affairs.

For the purpose of this Code, a degree of kinship by blood relation or legal adoption is understood to be the following:

•	Parents and children (to the first degree);

•	Siblings, grandparents and grandchildren (to the second degree); and

•	Uncles, aunts, great-grandparents and great-grandchildren (to the third degree).

13.       Ethics Channel

The rules and procedures set forth herein do not cover all situations that could arise in the day-to-day activities of the Company and our employees. Always use this Code and our principles as a general guide for making any decisions.

Whenever in doubt or whenever you witness or become aware of anything that conflicts with this Code, report it to your immediate supervisor, to the Compliance Department or through the Ethics Channel.

The email address for the Ethics Channel is etica@afya.com.br. The Ethics Channel may be monitored by a specialized third party as determined by the board of directors at its discretion.

Upon receipt of the report, the Compliance Department will review it to determine whether an administrative inquiry needs to be commenced to verify the events that are the subject of the report. The Compliance Department may, as part of its review, request further information from the relevant employees. Once it has finalized its review, the Compliance Department will report its findings to the Ethics Committee and, when appropriate, to the board of directors, and recommend a course of action.

The Company may opt to put those the subject of the report on a temporary leave of absence during the investigation.

Irrespective of any administrative actions taken by the Company, in case misconduct is established, the reported individual may also be liable for the penalties provided for by applicable law.

13.1       Whistleblower Protection

The Company will ensure whistleblowers anonymity if they so wish.

No form of retaliation whatsoever will be tolerated against anyone using the Ethics Channel.

Communications Outside the Company

Social Media

Professional Networking

Online networking on professional or industry sites, such as LinkedIn, has become an important and effective way for colleagues to stay in touch and exchange information. Employees, officers and directors should use good judgment when posting information about themselves or the Company on any of these services.

What you post about the Company or yourself will reflect on all of us. When using professional networking sites, you should observe the same standards of professionalism and integrity described in our code and follow the social media guidelines outlined above.

14.       Ethics Committee AND COMPLIANCE DEPARTMENT

Any reports and other communications will be reviewed in an impartial and confidential manner by the Company’s Ethics Committee.

The Ethics Committee will consist of three (3) members and one (1) alternate, who shall be chosen by the President of the Company and approved by the Board of Directors.

The Ethics Committee and the Compliance Department are the Company’s internal bodies responsible for compliance with and application of the provisions of this Code.

The Compliance Department will see to the preparation and periodic training for the Company’s employees in the application of the provisions of this Code. The Compliance Department has complete independence and autonomy to report any incident directly to the board of directors, including with respect to any incident allegedly involving an executive officer, and may make recommendations to the board of directors on the course of action to be taken in that regard.

It is also incumbent upon the Ethics Committee and the Compliance Department to periodically review risks in order to make any necessary adjustments to the Code.

15.       Disciplinary Measures

Any employee who breaches any provisions of this Code or fails to report a known breach or to cooperate with the investigation into any report will be subject to the following disciplinary sanctions:

(a)	Verbal warning;

(b)	Written warning;

(c)	Suspension;

(d)	Termination without cause; or

(e)	Termination with cause.

The imposition of any of the disciplinary measures listed above will be decided by the Ethics Committee according to the severity of each infraction under this Code. The imposition of a penalty is not dependent on any other, i.e., one’s employment may be terminated with cause with no need for any prior penalty having been imposed.

The imposition of any sanction will be incumbent upon the Ethics Committee, which also may take protective measures on behalf of the whistleblower.

In any event, if an infraction under any provisions of this Code of Ethics and Conduct is ascertained, then the Ethics Committee and Compliance Department will promptly take steps to rectify the infraction, ascertain those responsible for such infraction and repair any damage having resulted from such infraction.

Quality of Public Disclosures

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the United States Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure.

Interactions with Government Entities

Reporting Violations to a Governmental Agency

You have the right under federal law to certain protections for cooperating with or reporting legal violations to governmental agencies or entities and self-regulatory organizations. As such, nothing in this Code is intended to prohibit you from disclosing or reporting violations to, or from cooperating with, a governmental agency or entity or self-regulatory organization, and you may do so without notifying the Company. The Company may not retaliate against you for any of these activities, and nothing in this Code or elsewhere requires you to waive any monetary award or other payment that you might become entitled to from a governmental agency or entity or self-regulatory organization.

Retention of Records

All Company business records and communications shall be clear, truthful and accurate. Employees, officers and directors of the Company shall avoid exaggeration, guesswork, legal conclusions and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including email and “informal” notes or memos. Records should always be handled according to the Company’s record retention policies. If an employee, officer or director is unsure whether a document should be retained, consult the Legal Department before proceeding.

Government Inquiries

The Company cooperates with government agencies and authorities. Forward all requests for information to the Legal Department immediately to ensure that we respond appropriately.

All information provided must be truthful and accurate. Never mislead any investigator. Do not ever alter or destroy documents or records subject to an investigation.

Waivers and Amendments

Any waiver (including any implicit waiver) of the provisions in this Code for executive officers or directors will be disclosed to the Company’s shareholders in the Company’s annual report on Form 20-F. Any waiver of this Code for other employees may only be granted by the Legal Department. Amendments to this Code will also be disclosed in the Company’s annual report on Form 20-F.

Review

The Board of Directors shall review this Code annually and make changes as appropriate.

ACKNOWLEDGMENT AND AGREEMENT

I hereby represent that I have received, read and understood the Code of Ethics and Conduct of Afya Limited and that I am familiar with its guidelines and understand how relevant they are to me and the Company.

I agree to fully comply therewith, under penalty of becoming liable to the appropriate administrative and legal disciplinary measures for the duration of my employment relationship and thereafter, to the extent applicable.

Is there any situation that needs clarification with regard to conflicts of interest?

( ) Yes. Fill in the attached form.

( ) No. No need to fill in the attached form.

Full name	:

Registration No	:

Signature

Place and Date

This form consists of two counterparts, one of which is kept by the company, and one by the employee.

ACKNOWLEDGMENT AND AGREEMENT

I hereby represent that I have received, read and understood the Code of Ethics and Conduct of Afya Limited and that I am familiar with its guidelines and understand how relevant they are to me and the Company.

I agree to fully comply therewith, under penalty of becoming liable to the appropriate administrative and legal disciplinary action, for the duration of my employment relationship and thereafter, to the extent applicable.

Is there any situation that needs clarification with regard to conflicts of interest?

( ) Yes. Fill in the attached form.

( ) No. No need to fill in the attached form.

Full name	:

Registration No	:

Signature

Place and Date

FORM: CLARIFICATION ON CONFLICTS OF INTEREST

This form is designed for employees having knowledge of any situation that may represent an actual or potential conflict of interest with the business of Afya Limited, as well as any situations requiring validation by the Ethics Committee, according to the rules set forth in this Code. Fill in the boxes and sign below, then send this form to the Compliance Department for review by the Ethics Committee.

1. Name any suppliers, service providers or partners of Afya Limited in or for which you are a shareholder, a manager, an executive, a dealer or a sales representative, or otherwise hold any position with decision-making power:

Company / Department	Relationship with Afya	Title / Position

2. Name any persons closely related to you who are shareholders, managers, executives, dealers or sales representatives or otherwise hold any positions with decision-making power in any supplier, service provider, partner or competitor of Afya Limited:

Full name	Relationship level	Company/Department

3. Describe the situation(s) requiring validation:

4. List any persons in the company with whom you have family relations:

Full name	Degree of kinship

I hereby represent that the information provided by me herein is true and that there is no such omission in any information as could influence any decisions Afya Limited may need to make on this declaration.

Full name	:

Registration No	:

Department	:

Date	:

Signature

Place and Date

This form consists of two counterparts, one of which is kept by the company, and one by the employee.

FORM: CLARIFICATION ON CONFLICTS OF INTEREST

This form is designed for employees having knowledge of any situation that may represent an actual or potential conflict of interest with the business of Afya Limited, as well as any situations requiring validation by the Ethics Committee, according to the rules set forth in this Code. Fill in the boxes and sign below, then send this form to the Compliance Department for review by the Ethics Committee.

1. Name any suppliers, service providers or partners of Afya Limited in or for which you are a shareholder, a manager, an executive, a dealer or a sales representative, or otherwise hold any position with decision-making power:

Company / Department	Relationship with Afya	Title / Position

2. Name any persons closely related to you who are shareholders, managers, executives, dealers or sales representatives or otherwise hold any positions with decision-making power in any supplier, service provider, partner or competitor of Afya Limited:

Full name	Relationship level	Company/Department

3. Describe the situation(s) requiring validation:

4. List any persons in the company with whom you have family relations:

Full name	Degree of kinship

I hereby represent that the information provided by me herein is true and that there is no such omission in any information as could influence any decisions Afya limited may need to make on this declaration.

Full name	:

Registration No	:

Department	:

Date	:

Signature

Place and Date